EXHIBIT 21


                      SUBSIDIARIES OF HIBERNIA CORPORATION

Name of Subsidiary                                State or other Jurisdiction of
Incorporation or Organization

Hibernia National Bank                            United States

Hibernia Capital Corporation                      Lousiana

Zachary Taylor Life Insurance                     Lousiana
  Company, Inc.

    Hibernia Investments L.L.C. (formerly
    Hibernia Investment Securities, Inc.) (1)     Lousiana

    Hibernia Insurance Agency L.L.C. (1)          Lousiana

    Hibernia Insurance Agency of Texas, Inc. (1)  Texas
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(1)      Subsidiary of Hibernia National Bank